EXHIBIT B
                        SECOND AGREEMENT

     This Agreement is entered into as of July 17, 1996, by and among Grupo Information, Satellites & Advertising, S.A. de C.V. ("ISA"), Renaissance Capital Partners II Limited ("RenCap"), and Coded Communications Corporation, a California corporation ("Coded"), each of whom agree as follows:

     1. Recitals. This Agreement is entered into based on the following essential facts, the accuracy of which the parties acknowledge:

     2. Coded is suffering severe cash flow problems and needs financing for working capital and the retirement of debt. In an attempt to satisfy its financial needs, Coded entered into the Mutual Agreement of Terms and Conditions as of May 1, 1996, with ISA, RenCap, and others (the "Multi-Party Agreement").

     3. Because of the delays in closing the transactions contemplated by the Multi-Party Agreement and in restructuring the debt of Coded, ISA's relationship with Coded has become strained and Coded 's potential business opportunities in Mexico and Latin America are in jeopardy if it does not soon provide its products and services.

     4. To help meet Coded's needs, ISA is willing to immediately make the $1,000,000.00 loan to Coded described in
Section 2.3 of the Multi-Party Agreement (the "Loan"), and to concurrently convert the Loan into equity in accordance with the Multi-Party Agreement. By the conversion, Coded will avoid the burden of additional debt, and improve its liquidity and capital position.

     5. ISA additionally is willing to accelerate its purchase orders described in the Multi-Party Agreement (to which ISA is not required to make). In accordance with this Agreement, ISA will place $1,000,000.00 in purchase orders with Coded (along with a $250,000.00 deposit in accordance with Coded's standard international terms of sale), thereby raising the amount of its purchase orders with Coded to $2,000,000.00 (which is approximately 20 percent of its total order requirement under the Multi-Party Agreement). The parties intend that ISA receive Five Million of the approximately Forty-Nine Million shares to which ISA is entitled under the Multi-Party Agreement (which represents about ten percent of the shares released to ISA on account of ISA's potential purchase orders).

     6.  The parties intend that ISA accelerate an additional
$1,000,000.00 of purchase orders to Coded (along with an additional $250,000.00 advance in accordance with Coded's standard international terms of sale), on which Coded is expected to realize a gross margin of $450,000.00, in exchange for the issuance to ISA of an One Million shares of Coded's stock.

     7. Upon consummation of this Agreement, Coded will have received $3,000,000.00 of the $10,000,000.00 (i.e., Thirty
Percent) worth of orders to which ISA may ultimately be committed under the Multi-Party Agreement (which includes $1,000,000.00 of ISA's orders placed with Coded before the date of this Agreement), along with total deposits on such orders in the amount of $1,000,000.00, as well as $1,000,000.00 of additional equity; and ISA will own Ten Million shares of Coded's common stock.

     8.  ISA Orders to Coded.

     9. Acceleration of Orders Under Multi-Party Agreement. On or before July 24, 1996, ISA shall place with Coded a binding purchase order for at least One Million Dollars (US $1,000,000) worth of Coded's goods and services, and shall deposit Two Hundred Fifty Thousand Dollars (US $250,000) with Coded towards the purchase order. The purchase order will be made pursuant to the Multi-Party Agreement, and the order will be credited towards the purchase orders required by ISA under Section 2.1 of the Multi-Party Agreement. Because ISA is accelerating the purchase orders to Coded, promptly on Coded's receipt of the orders described in this paragraph, Coded shall issue ISA or its assignee Five Million shares of Coded's common stock. Such shares will be credited towards the stock to be issued to ISA under Section 1.3 of the Multi-Party Agreement (i.e., Forty-Four Million Eight Thousand Seven Hundred and Three [44,008,703] shares of Coded's common stock will remain subject to the Option described in the Multi-Party Agreement). The Shares will be issued in the name of ISA or its permitted assignee, in the form of five separate certificates, each in the amount of One Million shares, and ISA or its assignee will be entitled to one demand registration right of the same nature to which ISA is entitled in connection with the stock it receives under the Multi-Party Agreement.

     10. Additional Orders for Additional Shares. On or before July 24, 1996, ISA shall place with Coded a binding purchase order for an additional One Million Dollars (US $1,000,000) worth of Coded's goods and services and shall deposit Two Hundred Fifty Thousand Dollars (US $250,000) with Coded towards the purchase order. The purchase order will be credited towards the purchase orders referenced in the Multi-Party Agreement. In consideration of, and promptly on receipt of, the additional purchase order and deposit described in the preceding sentence, Coded shall issue ISA or its assignee One Million shares of Coded's common stock. Such shares do not apply to the stock to be issued to ISA under
Section 1.3 of the Multi-Party Agreement. The shares will be issued in the form of a single certificate in the name of ISA or its permitted assignee, and ISA or its assignee will be entitled to one demand registration right of the same nature to which ISA is entitled in connection with the stock it receives under the Multi-Party Agreement.

     11. Production of ISA Orders. Ing. Fernando Pliego, a representative of ISA, may inspect, monitor and coordinate Coded's production and delivery of products and services to ISA. Coded shall reimburse ISA Ten Thousand Dollars (US $10,000) per month for ISA's costs of retaining Mr. Pliego until Coded completes the products and services under the purchase orders made in accordance with Section 1.2 above. Mr. Pliego will be granted access to the operations of Coded as reasonably necessary to inspect, monitor and coordinate such orders, except that Mr. Pliego will not be provided access to any areas, documents, or information relating to Coded's (or its subsidiaries') operations pursuant to contracts with the United States Department of Defense (the "DOD") or to any areas, documents or information relating to material deemed classified by the DOD. Mr. Pliego will have no right to control any aspect of Coded's (or any of Coded's subsidiaries') operations and in no way may Mr. Pliego be deemed an agent or employee of Coded or any subsidiary of Coded. ISA is solely responsible for Mr. Pliego's employment and actions.

     12. Funding of ISA Loan and Exercise of Conversion Election. ISA shall make the Loan on or before July 24, 1996. ISA elects that the Loan immediately be converted to shares of Coded's common stock in accordance with Section 2.3 of the Multi-Party Agreement, so that immediately on Coded's receipt of the Loan funds: (a) Coded shall issue ISA the shares of Coded's common stock required under the conversion provisions of Section
2.3 of the Multi-Party Agreement, (i.e., four million shares); and (b) the Loan is extinguished and Coded has no repayment obligation in connection with the Loan funds.

     13. No Shareholder Approval Required. This Agreement is effective immediately on mutual execution by ISA and Coded and no approval by Coded's shareholders is required. The enforceability of this Agreement is unaffected by any approval or disapproval by Coded's shareholders of the transactions contemplated by the Multi-Party Agreement.

     14. ISA's Rights as Shareholder. Upon ISA's or its assignee's receipt of the shares issued to it under this Agreement, ISA will own all legal and beneficial right, title and interest in and to the shares, subject to the rights of no other person or entity, and ISA will have all rights of a common-stock shareholder in Coded, including the right to vote its shares.

     15. Waiver of Conversion Price Reduction Under Debenture. RenCap waives the provisions of Paragraph 5(b)(i) and (ii) of the Coded 12% Convertible Debentures as such provisions would apply to the issuance of Coded's shares under this Agreement, notwithstanding the fact that the shares being issued to ISA in connection with this Agreement are at a value per share less than the conversion price set forth in the Coded 12% Convertible Debentures.

     16.  Miscellaneous.

     17. Governing Law, Venue and Jurisdiction. This Agreement is governed by and construed in accordance with the laws of the State of California, irrespective of California's choice-of-law principles. All actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

     18. Further Assurances. Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

     19. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document.

     20. Time of Essence. Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

     21. Attorney's Fees. The prevailing party(ies) in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

     22. Modification. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.

     23. Prior Understandings. This Agreement and all documents specifically referred to and executed in connection with this
Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

     24. Partial Invalidity. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.



     25. Successors-in-Interest and Assigns. This Agreement is binding on and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement.

CODED COMMUNICATIONS CORPORATION, a California corporation

By:/s/ John Robinson
John Robinson, President and Chief Executive Officer

GRUPO INFORMATION, SATELLITES & ADVERTISING, S.A. de C.V.

By:/s/  Hugo Camou
Hugo Camou, President


RENAISSANCE CAPITAL PARTNERS II LTD

By:  Renaissance Capital Group, Inc., its Managing General
Partner

      By:    /s/  Gene Roelke,
  Gene Roelke, Executive Vice-President